Exhibit 5.1

January 18, 2022

Star Equity Holdings, Inc.

53 Forest Avenue, Suite 101

Old Greenwich, Connecticut 06870

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1, file no. 333-261957 (the “Registration Statement”), filed with the Securities and Exchange Commission by Star Equity Holdings, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (“Act”), for the proposed offering (the “Offering”) of: (a) an aggregate of $17,250,000 of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (b) to each purchaser whose purchase of shares of Common Stock in the Offering would otherwise result in a purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding shares of Common Stock immediately following the consummation of the Offering, the opportunity to purchase, if such purchaser so chooses, pre-funded Common Stock purchase warrants (the “Pre-Funded Warrants”), in lieu of Shares (and the shares of Common Stock that are issuable from time to time upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”), (c) warrants to purchase up to an aggregate of $17,250,000 of shares of Common Stock (the “Warrants”) (and the shares of Common Stock that are issuable from time to time upon exercise of the Warrants (the “Warrant Shares”)), and (d) up to $475,334 of warrants issuable to the underwriter (the “Underwriter’s Warrants”) to purchase up to such number of shares of Common Stock equal to 2.5% of the aggregate number of Shares and Pre-Funded Warrant Shares issued by the Company in the Offering (the “Underwriter’s Warrant Shares”), as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Company and the Underwriter, substantially in the form of which to be filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”). Each Pre-Funded Warrant will be exercisable for one share of Common Stock. For each Pre-Funded Warrant that is sold, the number of Shares offered will be decreased on a one-for-one basis. The Shares, Pre-Funded Warrants, Pre-Funded Warrant Shares, Warrants, Warrant Shares, Underwriter’s Warrants and Underwriter’s Warrant Shares are referred to herein collectively as the “Securities.”

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below, including the form of Underwriting Agreement to be entered into with the Underwriter and the forms of the Pre-Funded Warrants, Warrants and the Underwriter’s Warrant. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1. When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto and the Shares have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the board of directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

2. When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto and the Pre-Funded Warrants, the Warrants and the Underwriter’s Warrants have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the board of directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Pre-Funded Warrants, the Warrants and the Underwriter’s Warrants will be valid and legally binding obligations of the Company.

3. When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto and the Pre-Funded Warrants, the Warrants and the Underwriter’s Warrants have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the board of directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, and the Pre-Funded Warrant Shares, the Warrant Shares and the Underwriter’s Warrant Shares are issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement, the Underwriting Agreement and the Pre-Funded Warrants, the Warrants and the Underwriter’s Warrants, the Pre-Funded Warrant Shares, the Warrant Shares and the Underwriter’s Warrant Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein as to the validity and legally binding nature of the Securities are subject to and qualified and limited (i) by applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (iii) by general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution, all applicable judicial and regulatory determinations in connection therewith. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Olshan Frome Wolosky LLP OLSHAN FROME WOLOSKY LLP